Exhibit 99.1

FOR IMMEDIATE RELEASE: OCTOBER 26, 2017

LEGGETT & PLATT REPORTS 3Q EPS OF $.61 (CONTINUING OPS) AND 6% SALES GROWTH

Carthage, MO, October 26, 2017

•	3Q sales were $1.01 billion, a 6% increase versus 3Q 2016; unit volume grew 4%

•	3Q EPS from Continuing Operations was $.61

•	2017 Continuing Ops EPS guidance narrowed to $2.49 - 2.54; sales guidance narrowed to $3.95 - 4.0 billion

•	2017 adjusted[1] Continuing Ops EPS guidance narrowed to $2.45 - 2.50

Diversified manufacturer Leggett & Platt reported third quarter sales of $1.01 billion, an increase of 6% versus third quarter 2016. Organic sales grew 6% from continued strength in Automotive, Adjustable Bed, and several other businesses, along with raw material-related price inflation and currency impact. Acquisitions added 2% to sales but were offset by divestitures.

Third quarter earnings from Continuing Operations were $.61 per share, a $.06 EPS decrease versus third quarter last year. The earnings benefit from sales growth was offset primarily by higher raw material costs, including LIFO expense. EBIT and EBIT margin declined versus third quarter last year largely due to the pricing lag the company experiences when passing along commodity inflation.

As previously reported, effective August 4 the company divested the last operation within the Commercial Vehicle Products group. The sale generated a total $.06 per share tax benefit ($.04 in third quarter, $.02 in fourth quarter). The $.04 third quarter tax benefit was offset by a $.02 per share loss from the sale, and a $.02 per share unrelated impairment charge in another small business.

CEO Comments

President and CEO Karl G. Glassman commented, “We are pleased to have delivered strong third quarter sales, with growth coming from several businesses including Automotive and Adjustable Bed. Unit volume grew 4%, and inflation and currency added 2% to sales. As expected, earnings and margins were pressured in the quarter by higher steel costs and the timing lag we typically experience in passing along those increases. Assuming that steel costs stabilize, margins should improve by early next year.

“For a decade now our primary financial goal has been to achieve Total Shareholder Return (TSR) that ranks within the top third of the S&P 500 over rolling three-year periods. For the three-year period that began January 1, 2015, we have so far (over the last 34 months) generated TSR of 7% annually, which ranks in the middle of the S&P 500.

“We are maintaining our strong financial base. Net debt to net capital1 was 38% at quarter end, near the top of our 30% - 40% target range, reflecting working capital investment, stock repurchases, and acquisitions. At quarter end, the company’s debt was 2.1 times its trailing 12-month adjusted1 EBITDA.”

Dividends and Stock Repurchases

In August, Leggett & Platt’s Board of Directors declared a $.36 per share third quarter dividend, two cents higher than last year’s third quarter dividend. This marks the company’s 46th annual dividend increase, a record of consecutive dividend increases that only eleven S&P 500 companies have exceeded. Leggett & Platt is proud of its dividend record and plans to extend it.

[1]	Please refer to the attached tables for non-GAAP reconciliations.

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At yesterday’s closing share price of $47.90, the indicated annual dividend of $1.44 per share generates a dividend yield of 3.0%, one of the highest dividend yields among the 51 stocks of the S&P 500 Dividend Aristocrats.

During the third quarter the company repurchased 0.9 million shares of its stock at an average price of $47.24, and issued 0.4 million shares. For the first three quarters of 2017, the company repurchased 3.3 million shares, and issued 1.6 million shares primarily via employee benefit plans and option exercises. At quarter end, 131.8 million shares were outstanding, a 1.4% decline over the last 12 months.

2017 EPS and Sales Guidance Narrowed

2017 Continuing Operations EPS guidance is narrowed to $2.49 - 2.54, the upper half of the ten cent range announced on September 6. This guidance includes a net $.04 per share benefit from several items: divestiture of the company’s last CVP operation, a small third quarter impairment charge, a gain from the October sale of real estate, and an anticipated pension settlement charge in the fourth quarter.

2017 EPS, $/share:	First		4Q	Full Year
	Half	3Q	Guidance	Guidance
EPS, as reported	1.26	.60	.62-.67	2.48-2.53
Discontinued Operations	—	(.01)	—	(.01)
Continuing Operations	1.26	.61	.62-.67	2.49-2.54

Adjustments
CVP Divestiture Loss	—	(.02)	—	(.02)
Tax Benefit of CVP Divestiture	—	.04	.02	.06
3Q Impairment of Small Operation	—	(.02)	—	(.02)
Sale of Real Estate	—	—	.11	.11
Pension Settlement Charge	—	—	(.09)	(.09)
Total Adjustments	—	—	.04	.04

Continuing Operations, adjusted	1.26	.61	.58-.63	2.45-2.50

Net Sales, Continuing Ops, $billion	1.95	1.01	.99-1.04	3.95-4.00

Adjusted1 Continuing Operations EPS guidance is narrowed to $2.45 - 2.50, versus the prior $2.40 - 2.50 range. This guidance excludes the net $.04 of EPS benefit from the items mentioned above. Sales guidance is narrowed to $3.95 - 4.0 billion, which equates to growth of 5% - 7% for the year. Based upon this guidance, 2017 adjusted1 EBIT margin should be approximately 12%.

Implied in full-year guidance is fourth quarter adjusted1 EPS of $.58 - .63, on sales of $0.99 - 1.04 billion.

Cash from operations is expected to approximate $425 million in 2017, with working capital increases from sales growth and inflation being a significant use of cash. Capital expenditures should be roughly $160 million, and dividend payments are expected to approximate $185 million. Dividend payout is targeted to be 50-60% of adjusted earnings.

The company’s top priorities for use of cash are organic growth, dividends, and strategic acquisitions. After funding those priorities, if there is cash available, the company generally intends to repurchase its stock (rather than repay debt early or stockpile cash). Management has standing authorization from the Board of Directors to buy up to 10 million shares each year; however, no specific repurchase commitment or timetable has been established.

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SEGMENT RESULTS – Third Quarter 2017 (versus the same period in 2016)

Change to Segment Reporting – Effective January 1, the company’s segment reporting structure was modified to align with changes made to the management organizational structure. Please see the 8-K filed on April 10, 2017 for details.

Residential Products – Total sales increased $24 million, or 6%. Same location sales improved 2%, and acquisitions contributed 4% to sales growth. Volume was flat, with growth in most businesses offset by a 2% sales decrease from lower pass-through sales of adjustable beds. Raw material-related price inflation and currency impact increased sales by 2%. EBIT increased $5 million primarily from higher sales.

Industrial Products - Total sales decreased $10 million, or 7%, due to divestitures completed in 2016 and a 3% reduction in same location sales. Volume declines were partially offset by steel-related price increases. EBIT decreased $16 million due to higher steel costs (including LIFO expense), the timing lag associated with passing along inflation, lower volume, and a $5 million impairment of a small wire products operation.

Furniture Products – Total sales increased $22 million, or 8%. Same location sales increased 7%, primarily from growth in Adjustable Bed. A small acquisition in Work Furniture also added 1% to segment sales. EBIT decreased $2 million, with the benefit from sales growth in Adjustable Bed and Work Furniture more than offset by higher steel costs, including LIFO expense, in Home Furniture.

Specialized Products – Total sales increased $9 million, or 4%. Same location sales were up 9%, primarily from volume gains in Automotive and a favorable currency impact. The CVP divestiture reduced sales by 5%. EBIT declined $6 million, with the benefit from higher sales offset by growth-related costs, currency adjustments, and a $3 million loss on sale of the company’s last remaining CVP operation.

Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 7:30 a.m. Central (8:30 a.m. Eastern) on Friday, October 27. The webcast can be accessed (live or replay) from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode.

Fourth quarter results will be released after the market closes on Monday, February 5, 2018, with a conference call the next morning.

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FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: At Leggett & Platt (NYSE: LEG), we create innovative products that enhance people’s lives, generate exceptional returns for our shareholders, and provide sought-after jobs in communities around the world. L&P is a 134 year-old diversified manufacturer that designs and produces engineered products found in most homes and automobiles. The company is comprised of 15 business units, 22,000 employee-partners, and 120 manufacturing facilities located in 19 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) bedding components; b) automotive seat support and lumbar systems; c) components for home furniture and work furniture; d) carpet cushion; e) adjustable beds; f) high-carbon drawn steel wire; and g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to achieve its longer-term operating targets and generate average annual TSR of 11%-14%, price and product competition from foreign and domestic competitors, the amount of share repurchases, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, possible goodwill or other asset impairment, foreign currency fluctuation, litigation risks, and other factors described in the company’s Forms 10-K and 10-Q. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Senior Vice President of Corporate Strategy and Investor Relations

Susan R. McCoy, Vice President of Investor Relations

Wendy M. Watson, Director of Investor Relations

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LEGGETT & PLATT	Page 4 of 6	October 26, 2017

RESULTS OF OPERATIONS	THIRD QUARTER			YEAR TO DATE
(In millions, except per share data)	2017	2016	Change	2017	2016	Change
Net sales (from continuing operations)	$1,009.7	$948.9	6%	$2,959.3	$2,846.2	4%
Cost of goods sold	793.9	721.5		2,287.4	2,151.2

Gross profit	215.8	227.4	(5%)	671.9	695.0
Selling & administrative expenses	95.7	93.9	2%	307.1	298.7	3%
Amortization	6.2	5.2		16.0	15.1
Other expense (income), net	4.7	(1.9)		1.4	(22.6)

Earnings before interest and taxes	109.2	130.2	(16%)	347.4	403.8	(14%)
Net interest expense	8.5	9.0		26.0	26.7

Earnings before income taxes	100.7	121.2		321.4	377.1
Income taxes	17.2	27.6		64.2	93.0

Net earnings from continuing operations	83.5	93.6		257.2	284.1
Discontinued operations, net of tax	(0.9)	—		(0.9)	20.4

Net earnings	82.6	93.6		256.3	304.5
Less net income from non-controlling interest	—	(0.1)		—	(0.3)

Net earnings attributable to L&P	$82.6	$93.5	(12%)	$256.3	$304.2

Earnings per diluted share
From continuing operations	$0.61	$0.67	(9%)	$1.87	$2.02	(7%)
From discontinued operations	($0.01)	$0.00		($0.01)	$0.15
Net earnings per diluted share	$0.60	$0.67	(10%)	$1.86	$2.17
Shares outstanding
Common stock (at end of period)	131.8	133.7	(1.4%)	131.8	133.7
Basic (average for period)	135.7	137.4		136.1	138.1
Diluted (average for period)	136.9	139.4	(1.8%)	137.5	140.2

CASH FLOW	THIRD QUARTER			YEAR TO DATE
(In millions)	2017	2016	Change	2017	2016	Change
Net earnings	$82.6	$93.6		$256.3	$304.5
Depreciation and amortization	32.2	29.2		94.4	86.4
Working capital decrease (increase)	(8.1)	(10.3)		(117.7)	(35.8)
Impairments	4.5	0.3		4.6	4.0
Other operating activity	(5.8)	10.8		23.9	26.6

Net Cash from Operating Activity	$105.4	$123.6	(15%)	$261.5	$385.7	(32%)
Additions to PP&E	(39.9)	(25.2)		(119.0)	(83.1)	43%
Purchase of companies, net of cash	(0.2)	(11.1)		(39.0)	(28.0)
Proceeds from business and asset sales	11.0	0.2		12.6	54.2
Dividends paid	(47.6)	(45.5)		(138.0)	(132.0)
Repurchase of common stock, net	(41.5)	(16.6)		(154.8)	(177.4)
Additions (payments) to debt, net	13.4	8.2		228.4	96.8
Other	7.2	(1.1)		9.3	(52.1)

Increase (Decr.) in Cash & Equiv.	$7.8	$32.5		$61.0	$64.1

FINANCIAL POSITION	30-Sep
(In millions)	2017	2016	Change
Cash and equivalents	$342.9	$317.3
Receivables	585.8	543.8
Inventories	558.0	518.6
Held for sale	10.7	0.0
Other current assets	52.3	33.6

Total current assets	1,549.7	1,413.3	10%
Net fixed assets	644.3	554.1
Held for sale	12.7	14.8
Goodwill and other assets	1,117.0	1,088.1

TOTAL ASSETS	$3,323.7	$3,070.3	8%

Trade accounts payable	$381.8	$334.9
Current debt maturities	153.3	1.0
Held for sale	2.1	0.0
Other current liabilities	354.3	351.0

Total current liabilities	891.5	686.9	30%
Long term debt	1,044.4	1,055.4	(1%)
Deferred taxes and other liabilities	215.0	224.4
Equity	1,172.8	1,103.6	6%

Total Capitalization	2,432.2	2,383.4	2%

TOTAL LIABILITIES & EQUITY	$3,323.7	$3,070.3	8%

LEGGETT & PLATT	Page 5 of 6	October 26, 2017

SEGMENT RESULTS [1]	THIRD QUARTER			YEAR TO DATE
(In millions)	2017	2016	Change	2017	2016	Change
External Sales
Residential Products	$426.7	$403.2	5.8%	$1,225.8	$1,201.4	2.0%
Industrial Products	71.2	71.4	(0.3%)	216.9	228.4	(5.0%)
Furniture Products	284.0	254.6	11.5%	816.0	741.5	10.0%
Specialized Products	227.8	219.7	3.7%	700.6	674.9	3.8%

Total	$1,009.7	$948.9	6.4%	$2,959.3	$2,846.2	4.0%

Inter-Segment Sales
Residential Products	$4.5	$4.1		$13.5	$13.2
Industrial Products	63.8	73.3		192.7	223.6
Furniture Products	3.7	11.2		14.4	49.5
Specialized Products	1.9	1.5		5.5	5.0

Total	$73.9	$90.1		$226.1	$291.3

Total Sales (External + Inter-segment)
Residential Products	$431.2	$407.3	5.9%	$1,239.3	$1,214.6	2.0%
Industrial Products	135.0	144.7	(6.7%)	409.6	452.0	(9.4%)
Furniture Products	287.7	265.8	8.2%	830.4	791.0	5.0%
Specialized Products	229.7	221.2	3.8%	706.1	679.9	3.9%

Total	$1,083.6	$1,039.0	4.3%	$3,185.4	$3,137.5	1.5%

EBIT
Residential Products	$50.5	$45.1	12%	$143.2	$130.4	10%
Industrial Products	1.1	16.9	(93%)	17.0	50.0	(66%)
Furniture Products	24.5	26.4	(7%)	65.1	82.5	(21%)
Specialized Products	34.2	40.6	(16%)	121.3	138.8	(13%)
Intersegment eliminations and other	(1.1)	1.2		0.8	2.1

Total	$109.2	$130.2	(16%)	$347.4	$403.8	(14%)

EBIT Margin [2]			Basis Pts			Basis Pts
Residential Products	11.7%	11.1%	60	11.6%	10.7%	90
Industrial Products	0.8%	11.7%	(1090)	4.2%	11.1%	(690)
Furniture Products	8.5%	9.9%	(140)	7.8%	10.4%	(260)
Specialized Products	14.9%	18.4%	(350)	17.2%	20.4%	(320)

Overall from Continuing Operations	10.8%	13.7%	(290)	11.7%	14.2%	(250)

LAST SIX QUARTERS	2016			2017
Selected Figures	2Q	3Q	4Q	1Q	2Q	3Q
Net Sales ($ million)	959	949	904	960	989	1,010
Sales Growth (vs. prior year)	(4%)	(6%)	(4%)	2%	3%	6%
Unit Volume Growth (same locations, vs. prior year)	2%	(1%)	1%	4%	2%	4%

Adjusted EBIT [3]	132	130	103	116	122	117
Cash from Operations ($ million)	151	124	167	58	98	105

Adjusted EBITDA (trailing twelve months) [3]	645	634	607	598	591	581
(Long term debt + current maturities) / Adj. EBITDA [3,4]	1.6	1.7	1.6	1.9	2.0	2.1

Same Location Sales (vs. prior year)	2Q	3Q	4Q	1Q	2Q	3Q
Residential Products	(4%)	(8%)	(9%)	(2%)	(3%)	2%
Industrial Products	(13%)	(8%)	(4%)	(4%)	1%	(3%)
Furniture Products	(8%)	(5%)	(2%)	(0%)	6%	7%
Specialized Products	10%	7%	8%	9%	5%	9%
Overall from Continuing Operations	(1%)	(2%)	(1%)	4%	4%	6%

[1]	Segment information reflects the Q1 2017 segment changes.
[2]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.
[3]	Refer to next page for non-GAAP reconciliations.
[4]	EBITDA based on trailing twelve months.

LEGGETT & PLATT	Page 6 of 6	October 26, 2017

RECONCILIATION OF REPORTED (GAAP) TO ADJUSTED (Non-GAAP) FINANCIAL MEASURES [8]
	2016			2017
Non-GAAP adjustments, Continuing Ops [5]	2Q	3Q	4Q	1Q	2Q	3Q
Gain / loss on sale of operations	(11.2)	—	(15.7)	—	—	3.3
Goodwill and related asset impairment	3.7	—	—	—	—	4.6
Benefit from litigation settlement proceeds	(6.9)	—	—	—	—	—

Non-GAAP adjustments (pre-tax)	(14.4)	—	(15.7)	—	—	7.9
Income tax impact of items above	5.4	—	6.5	—	—	(2.8)
Tax benefit of CVP divestiture	—	—	—	—	—	(5.7)

Non-GAAP adjustments (after tax)	(9.0)	—	(9.2)	—	—	(0.6)

Diluted shares outstanding	140.1	139.4	139.2	138.1	137.4	136.9
EPS impact of non-GAAP adjustments	(0.06)	—	(0.07)	—	—	(0.00)

Adjusted EBIT, Margin, and EPS [5]	2Q	3Q	4Q	1Q	2Q	3Q
EBIT (earnings before interest and taxes)	146.5	130.2	118.2	115.9	122.3	109.2
Non-GAAP adjustments (pre-tax)	(14.4)	—	(15.7)	—	—	7.9

Adjusted EBIT ($ millions)	132.1	130.2	102.5	115.9	122.3	117.1

Net sales from continuing operations	959	949	904	960	989	1,010

EBIT margin	15.3%	13.7%	13.1%	12.1%	12.4%	10.8%
Adjusted EBIT margin	13.8%	13.7%	11.3%	12.1%	12.4%	11.6%

Diluted EPS from Continuing Operations	0.72	0.67	0.60	0.62	0.64	0.61
EPS impact of non-GAAP adjustments	(0.06)	—	(0.07)	—	—	(0.00)

Adjusted EPS ($)	0.66	0.67	0.53	0.62	0.64	0.61

Net Debt to Net Capital [6]	2Q	3Q	4Q	1Q	2Q	3Q
Long term debt	1044	1055	956	1120	1184	1044
Current debt maturities	4	1	4	3	3	153

Total Debt	1048	1056	960	1123	1187	1198
Less cash and equivalents	(285)	(317)	(282)	(269)	(335)	(343)

Net Debt	763	739	678	854	852	855

Total capitalization	2333	2383	2278	2403	2540	2432
Current debt maturities	4	1	4	3	3	153
Less cash and equivalents	(285)	(317)	(282)	(269)	(335)	(343)

Net Capital	2052	2067	2000	2137	2208	2243

Long Term Debt to Total Capital	45%	44%	42%	47%	47%	43%
Net Debt to Net Capital	37%	36%	34%	40%	39%	38%

Total Debt to EBITDA [7]	2Q	3Q	4Q	1Q	2Q	3Q
Total Debt	1048	1056	960	1123	1187	1198
EBIT	146.5	130.2	118.2	115.9	122.3	109.2
Depreciation and Amortization	28.9	29.2	29.0	30.3	31.9	32.2

EBITDA	175.4	159.4	147.2	146.2	154.2	141.4
Non-GAAP adjustments (pre-tax)	(14.4)	—	(15.7)	—	—	7.9

Adjusted EBITDA ($ millions)	161.0	159.4	131.5	146.2	154.2	149.3

Adjusted EBITDA, trailing 12 months	645	634	607	598	591	581

Total Debt / Adjusted 12-month EBITDA	1.6	1.7	1.6	1.9	2.0	2.1

[5]	Management and investors use these measures as supplemental information to assess operational performance.
[6]	These calculations portray debt position if the company was to use its cash to pay down debt. Management and investors use this ratio to track leverage trends across time periods with variable levels of cash.
[7]	Management and investors use this ratio as supplemental information to assess ability to pay off debt.
[8]	Calculations impacted by rounding.